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                                     EXHIBIT

                                        5

                     Opinion of Daniel S. Japha, Esq. as to
                     legality of securities being registered



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                                 July 1, 1994



M.D.C. Holdings, Inc.
3600 South Yosemite Street, Suite 900
Denver, CO  80237

Ladies and Gentlemen:

     M.D.C. Holdings, Inc. (the "Company") has filed with the Securities and Exchange Commission a Registration Statement (the "Registration Statement") on Form S-8 (No. 33- ___), which relates to the registration of 3,154,000 Shares of the $.01 par value, stock of the Company (the "Shares") which may be issued to employees, officers and directors of the Company and its subsidiaries in accordance with the Company's Employee Equity Incentive Plan (the "Employee Plan"), the Company's Director Equity Incentive Plan (the "Director Plan") and in accordance with a Non-Statutory Stock Option (the "Non-Statutory Option") granted by the Company.

     I have examined such corporate records of the Company and such other documents as I have deemed appropriate to render this opinion.

     Based on the foregoing, I am of the opinion that the Shares, when sold and issued as contemplated in the Registration Statement and pursuant to the Employee Plan, Director Plan or the Non-Statutory Option, will be legally issued (subject to compliance with applicable federal and state securities laws), fully paid and non-assessable.

     I hereby consent to the filing of this opinion as Exhibit 5 to the Registration Statement.

                                   Yours very truly,



                                   Daniel S. Japha
                                   General Counsel-Corporate

DSJ/df